EXHIBIT 2

JOINT FILING AGREEMENT

THIS AGREEMENT is dated as of March 26, 2013, by and among Perry T. Massie, Thomas H. Massie, Musk Ox Investments, L.P., a Nevada limited partnership, The Perry T. and Sandra Lynn Massie Trust dated October 14, 1997, and The Massie Family Trust dated May 23, 2007.

WHEREAS, pursuant to Rule 240.13d-1(k) promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto have decided to satisfy their filing obligations under the Exchange Act by a single joint filing;

NOW THEREFORE, the parties hereto agree as follows:

1. Amendment No. 5 to Schedule 13D, and any further amendments thereto with respect to Outdoor Channel Holdings, Inc., to which this Agreement is attached as Exhibit 2 (the “Schedule 13D”), is filed on behalf of each of the parties hereto.

2. Each of the parties hereto is eligible to use the Schedule 13D.

3. Each of the parties hereto is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person or entity contained in the Schedule 13D; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person making such filing contained in the Schedule 13D, unless such person or entity knows or has reason to believe that such information is inaccurate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PERRY T. MASSIE		PERRY T. MASSIE & SANDRA LYNN MASSIE TRUST DATED OCTOBER 14, 1997
/s/ Perry T. Massie Name: Perry T. Massie		By:	/s/ Perry T. Massie
		Name:	Perry T. Massie
		Title:	Trustee
THOMAS H. MASSIE

/s/ Thomas H. Massie
Name: Thomas H. Massie

MUSK OX INVESTMENTS, LP

By:	/s/ Perry T. Massie
Name:	Perry T. Massie
Title:	General Partner

MASSIE FAMILY TRUST DATED MAY 23, 2007

By:	/s/ Thomas H. Massie
Name:	Thomas H. Massie
Title:	Trustee